Exhibit 10.2

IBERIABANK CORPORATION

PHANTOM STOCK UNIT AGREEMENT

THIS AGREEMENT is entered into as of                  , 20     (the “Award Date”) by and between IBERIABANK Corporation (the “Corporation”) and                      (the “Participant”).

WHEREAS, the Corporation has established the IBERIABANK Corporation                      Phantom Stock Plan (the “Plan”) under which the Corporation may grant awards of phantom stock units (the “Phantom Stock Units”) to key employees and officers (including officers who serve as directors) of the Corporation or its subsidiaries, subject to terms, conditions, or restrictions as it may deem appropriate; and

WHEREAS, the Corporation has awarded to the Participant shares of Phantom Stock Units as described herein and in the Plan;

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed as follows:

1. Grant of Phantom Stock Units. Under the terms of the Plan, the Corporation has awarded to the Participant an award of                      Phantom Stock Units, effective as of the Award Date and subject to the terms, conditions, and restrictions set forth in the Plan and in this Agreement.

2. Dividend Equivalents. The Participant shall also be entitled to receive Dividend Equivalents on the Phantom Stock Units granted hereby, which shall be deemed to be reinvested in accordance with the terms of the Plan. Dividend Equivalents reinvested as Phantom Stock Units will vest or be forfeited in tandem with the related Phantom Stock Units.

3. Vesting. The Phantom Stock Units will vest according to the following schedule, provided they have not been forfeited previously:

Vesting Date	Vested Percentage
Award Date	0%
Thirteen Months from Award Date	20%
Second Anniversary of Award Date	40%
Third Anniversary of Award Date	60%
Fourth Anniversary of Award Date	80%
Fifth Anniversary of Award Date	100%

4. Effect of Termination of Employment.

4.1 Death or Disability. If, while employed by the Corporation, the Participant dies or becomes disabled, any unvested Phantom Stock Units shall vest immediately. For purposes of this Agreement, the Participant will be deemed to be disabled if he or she has any physical or mental impairment which qualifies him or her for disability benefits under the applicable long-term disability plan maintained by the Corporation or, if not such plan is in place, an impairment which would qualify the Participant for disability benefits under the federal Social Security system. As permitted by the Plan, the Participant may elect to designate a beneficiary to receive payout of the Phantom Stock Units upon his or her death. In the absence of such a designation, upon the Participant’s death, the Phantom Stock Units shall be paid as provided in the Participant’s will or according to the applicable laws of descent and distribution.

4.2 Termination for Any Other Reason. If the Participant’s employment terminates for any reason other than as provided in Section 4.1, the Participant shall forfeit any unvested Phantom Stock Units.

5. Change in Control. Upon a Change of Control of the Corporation, the Phantom Stock Units will vest as provided in the Plan.

6. General Terms.

6.1 The Phantom Stock Units shall be paid out in cash as provided in the Plan.

6.2 The terms of the Award are governed by this Agreement as well as the terms of the Plan, a copy of which has been previously made available to the Participant.

6.3 The definition of any capitalized terms used but not defined in this Agreement shall have the meanings provided in the Plan. All section references are to sections of this Agreement unless otherwise specified.

7. Electronic Delivery; Acceptance of Agreement.

7.1 The Corporation may, in its sole discretion, deliver any documents related to the Participant’s current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. By accepting the terms of this Agreement, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.

7.2 The Participant must expressly accept the terms and conditions of this Agreement by electronically accepting this Agreement in a timely manner. If the Participant does not accept the terms of this Agreement, this award of Phantom Stock Units is subject to cancellation.

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By clicking the “Accept” button, the Participant represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Participant has reviewed the Plan and this Agreement in their entirety and fully understands all provisions of this Agreement. The Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee upon any questions arising under the Plan or this Agreement.

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